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                                                                EXHIBIT 99.a


FOR IMMEDIATE RELEASE                         CONTACT:  RICHARD A. EVANS
                                                        CHIEF FINANCIAL OFFICER
                                                        (918) 496-2451


              CIS TECHNOLOGIES, INC. ENTERS DEFINITIVE AGREEMENT
                  TO PURCHASE HOSPITAL COST CONSULTANTS, INC.


Tulsa, Oklahoma (May 12, 1995) -- CIS Technologies, Inc. (Nasdaq/NM:CISI) today announced that it has entered into a definitive agreement, which is subject to the satisfaction of various conditions, to acquire 100% of the stock of Pleasanton, CA-based Hospital Cost Consultants, Inc. ("HCC"), a second-tier subsidiary of First Financial Management Corporation (NYSE:FFM) ("FFMC"), for cash consideration of $10 million. In addition, CIS will guarantee a $5 million short-term note from HCC to FFMC and will assume certain contingent obligations of FFMC to the former shareholders of HCC. HCC reported revenues of approximately $8 million for the twelve months ended December 31, 1994.

     Philip D. Kurtz, chairman and chief executive officer of CIS Technologies, said, "This transaction represents a good strategic fit for CIS. We expect HCC to have a positive impact on our revenues and earnings in 1995 and beyond. The managed care products of HCC are a major component in servicing the emerging healthcare integrated delivery system market. These products complement and interface with CIS's products now serving this market. Both companies have a substantial client base which should lead to new sales of each company's products. Additionally, HCC's management team is strong and capable."

     According to HCC president, Mark Emkjer, "Through this combination, our company will be positioned to capitalize on the potential created by combining CIS's core business with our suite of managed care, data management and hospital cost products."

     HCC currently offers three primary products to the provider marketplace, all of which are based upon supporting managed care contracting: "Distinction", a managed care contract modeling and management product; "Domain", a decision support product; and "Dividend", a hospital cost accounting product. A fourth product, a managed care

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CIS Enters Definitive Agreement
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May 12, 1995


capitation product, is scheduled for release in late 1995. HCC currently has 80 contracts representing 100 hospitals throughout the United States. In addition, HCC has 75 hospital clients in international marketplaces, 60 though distributorships in England, 12 in Australia, 1 in New Zealand, and 2 in Canada.

     Mr. James L. Hersma, president and chief operating officer of CIS Technologies, said, "With the acquisition of HCC, our company will have direct access to the expanding managed care marketplace. Managed care and computerization of managed care contracts represent a rapidly expanding market. This acquisition represents the latest step in the execution of our growth strategy to provide comprehensive services to the healthcare industry."

     CIS Technologies, Inc., a full-service healthcare reimbursement and business office management company, is a leading source of technology-based products and services that enable healthcare organizations to realize their full financial potential. Through proven methods to enhance business office efficiency, creative financing alternatives, state-of-the-art clinical practice management systems, and EDI tools to reduce paperwork and administrative costs, all participants in a healthcare delivery system realize benefits. Currently, CIS products and services are delivering value to over 220 third-party payers and 900 healthcare organizations in 38 states.

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